Exhibit 12.3

Southwestern Electric Power Company
Consolidated Ratio of Earnings to Fixed Charges
For Years Ended December 31,

                              1998      1997      1996       1995      1994
                            ---------------------------------------------------
                                        (thousands, except ratios)

Operating income           $150,787   $139,409   $138,083  $162,776  $145,922
Adjustments
  Income taxes               62,595     44,396     32,931    41,131    20,623
  Provision for deferred
     income taxes           (11,850)    (2,244)     2,849     6,287    22,248
Deferred investment tax
     credits                 (4,631)    (4,662)    (4,730)   (4,786)   (4,278)
Charges for investments
     and plant development
      costs, net of tax         --        (483)   (21,815)      --        --
Other income and deductions   1,115      3,578        312       178     4,656
Allowance for borrowed and
     equity funds used
      during construction     2,687      2,156      2,423     9,334     6,097
Interest portion of
      financing leases          598      1,194      1,514     1,896     2,562
                           ----------------------------------------------------
     Earnings              $201,301   $183,334   $151,567  $216,816  $197,830
                           ====================================================

Fixed charges:
  Interest on long-term
     debt                   $39,233    $40,440    $44,066   $44,468   $43,395
  Distributions on Trust
     Preferred Securities     8,662      5,582       --         --        --
  Interest on short-term
     debt & other             8,591      5,736      8,381    10,706     7,568
  Interest portion of
     financing leases           598      1,194      1,514     1,896     2,562
                            ===================================================
     Fixed Charges          $57,084    $52,952    $53,961   $57,070   $53,525
                            ===================================================


Ratio of earnings to fixed
     charges                   3.53       3.46       2.81      3.80      3.70


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